SCHEDULE 14A INFORMATION

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The Brown Capital Management Small Company Fund 1201 N. Calvert Street Baltimore, Maryland 21202
October 17, 2011

IMPORTANT NOTICE REGARDING YOUR INVESTMENT

Dear Shareholder:

As discussed in the proxy statement that we previously mailed to you, the Special Meeting of Shareholders of The Brown Capital Management Small Company Fund is scheduled for October 26, 2011. Our records indicate that we have not received your voting instructions. Please take a moment now to cast your vote so that your shares may be represented at the Special Meeting. Another copy of your ballot(s) has been enclosed. Your vote is critical to the outcome of this Meeting.

Should you have any questions regarding the proposals, please call the toll-free number 1-800-232-1217. The voting options below have been set up for your convenience.

1. Vote by Touch-tone Phone. You may cast your vote by telephone by calling the toll-free number found on the enclosed proxy card.

2. Vote Through the Internet. You may cast your vote using the Internet by logging into the Internet address located on the enclosed proxy card and following the instructions on the website.

3. Vote by Mail. You may cast your vote by signing, dating and mailing the enclosed proxy card in the postage-prepaid return envelope provided.

If convenient for you, please utilize one of the first two options above to insure that your response is received in time for the Special Meeting on October 26th.

Please utilize one of the options above to vote your shares today.

Again, please do not hesitate to call toll-free 1-800-232-1217 if you have any questions regarding this matter. If you have voted since the mailing of this letter, we apologize for the follow up mailing and thank you for your participation.

Thank you for your assistance with this important matter.

Sincerely,

Keith A. Lee
President of the Fund

OBO